UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
Amendment No.1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 18, 2013 (April 13, 2013)

EVER-GLORY INTERNATIONAL GROUP, INC.
(Exact name of registrant as specified in charter)

Florida	000-28806	65-0420146
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Ever-Glory Commercial Center,
509 Chengxin Road, Jiangning Development Zone,
Nanjing, Jiangsu Province,
Peoples Republic of China
 (Address of Principal Executive Offices) (Zip code)

(8625) 5209-6889
 (Registrant’s Telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On April 13, 2013, management of Ever-Glory International Group, Inc. (the “Company”), after consultation with the Company’s independent registered public accounting firm, GHP Horwath, P.C (“GHP”) concluded, and the Audit Committee of the Board of Directors (the “Audit Committee”) approved the conclusion, that the following previously filed financial statements of the Company should not be relied upon:

(i)
The Company’s unaudited financial statements for the three-month period ended March 31, 2012 contained in the Company’s Quarterly Report on Form 10-Q, originally filed with the Securities and Exchange Commission (“SEC”) on May 11, 2012;

(ii)
The Company’s unaudited financial statements for the three-month period and six-month period ended June 30, 2012 contained in the Company’s Quarterly Report on Form 10-Q, originally filed with the SEC on August 10, 2012;

(iii)
The Company’s unaudited financial statements for the three-month period and nine-month period ended September 30, 2012 contained in the Company’s Quarterly Report on Form 10-Q, originally filed with the SEC on October 22, 2012.

The conclusion relates to the correction of the accounting treatment of a counter-guarantee we provided to Jiangsu Ever-Glory International Enterprise Group Company (“Jiangsu Ever-Glory”), an entity majority owned and controlled by Mr. Kang, who is our Chief Executive Officer, President and Chairman of the board of directors.

We have historically relied on debt financing from Chinese banks to satisfy our financing needs.  Due to Chinese banks’ stringent underwriting policies to non-state-owned businesses, borrowers generally have to provide land use rights as collateral or obtain third party guarantees from either high-net-worth individuals or businesses with strong credit histories with the banks.   Although we have certain land use rights available to be used as collateral, the value of these rights are inadequate for us to obtain sufficient bank loans to support our projected growth. As of December 31, 2012, Jiangsu Ever-Glory provided guarantees for approximately US$ 44.48 million (RMB 281 million) of lines of credit we obtained from four Chinese banks. Jiangsu Ever-Glory and its 20.31% owned equity investee also provided certain of their assets as collateral. The value of the collateral provided, as per appraisals obtained by the banks in connection with the lines of credit, is approximately US$20.90 million (RMB 132 million). In March 2012, in consideration of the guarantees and collateral provided by Jiangsu Ever-Glory, we orally agreed to provide Jiangsu Ever-Glory a counter-guarantee in the form of cash of not less than 70% of the maximum aggregate lines of credit obtained by us. Jiangsu Ever-Glory is obligated to return the full amount of the counter guarantee funds provided upon expiration or termination of the underlying lines of credit and is to pay interest at an annual rate of 6.0% of amounts provided. The oral agreements between us and Jiangsu Ever-Glory have been documented in a written Counter-Guarantee Agreement dated April 15, 2013, that was filed as an exhibit to our Annual Report on Form 10-K filed on April 16, 2013. During the year ended December 31, 2012, the Company provided a maximum amount of US$32.13 million (RMB 203 million) from its bank borrowings to Jiangsu Ever-Glory under the counter-guarantee, all of which was outstanding as of December 31, 2012.

The Company incorrectly reported the amount we provided to Jiangsu Ever-Glory under the  counter-guarantee as a current receivable from Jiangsu Ever-Glory on its quarterly reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012, and September 30, 2012.  Because the receivables from Jiangsu Ever-Glory at the aforementioned quarters arose as a result of financing transactions, rather than from trading transactions, GHP believes that the advances under the counter-guarantee are analogous to unpaid subscriptions or unpaid capital contributions and accordingly should be recorded  as contra equity in accordance with SEC SAB Topics 4E and 4G.

GHP advised the Company of the misclassification during their audit for the fiscal year ended December 31, 2012. GHP communicated such conclusion to management and the Company’s Audit Committee.

As a result of the misclassification, the Company overstated the balances of both accounts receivable and stockholders’ equity for the interim periods ended March 31, 2012, June 30, 2012 and September 30, 2012. The Company corrected the misclassification in its financial statements for the fiscal year ended December 31, 2012 included in its Annual Report on Form 10-K filed on April 16, 2013.  The correction of the error will have the following impact on the previously reported balance sheet line items:

	Impact: Decrease
Balance sheet line items:	31-Mar-12	30-Jun-12	30-Sep-12
Assets
Amounts due from related party	$4,256,685	$12,365,371	$22,251,123

Stockholders’ Equity
Amounts due from related party	$4,256,685	$12,365,371	$22,251,123

The reclassification does not affect previously reported amounts for revenue, income from operations, net income or earnings per share.

The Company will, as soon as practicable, make these adjustments by filing with the SEC amendments to the above referenced reports which, in each case, will include restated consolidated financial statements and notes thereto, and other appropriate revisions to reflect the foregoing.

The Company’s management, Audit Committee and board of directors of the Company are assessing the effect of the pending restatements on its internal control over financial reporting and its disclosure controls and procedures and will not reach a final conclusion until completion of the restatement process.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVER-GLORY INTERNATIONAL GROUP, INC.

Date: May 7, 2013	By:	/s/ Edward Yihua Kang
Edward Yihua Kang
Chief Executive Officer